Exhibit 10.7(c)

ESMARK INCORPORATED

DEFERRED STOCK UNIT

AWARD AGREEMENT

DIRECTOR AWARD

AWARDED TO	AWARD DATE	NUMBER OF DEFERRED STOCK UNITS

ESMARK INCORPORATED (the “Company”) hereby grants you (the “Director”)                      (                    ) deferred stock units (“Units”) pursuant to the Esmark Incorporated Non-Employee Directors Deferred Compensation Plan (the “Plan”) (this grant of Units is your “Award”). The Company’s Board of Directors (the “Board”) will administer this Award Agreement, and any decision of the Board will be final and conclusive. Capitalized terms not defined herein have the meanings provided in the Plan.

The terms of your Award are:

1.	Vesting of Units. The Units are fully vested and nonforfeitable.

2.	Issuance of Shares.

(a)	Except as provided in Section 3, the Company will not issue shares of Company Stock to the Director for Units until the Director’s Separation from Service (the “Issue Date”). At that time, the Company will issue to the Director shares of Company Stock equal to the number of his or her Units.

(b)	The Director may elect to defer receipt of all or a portion of the shares of Company Stock that the Director would otherwise be entitled to receive under this Award. The Director’s election to defer such payment must be made no later than one year prior to the Issue Date, shall not take effect until twelve months after the date on which it is made, and shall be irrevocable once it is made. The Director’s election shall automatically defer such payment until the earlier of (i) the fifth anniversary of the Issue Date (which anniversary will itself become the Issue Date for purposes of this Agreement, including this Section 2(b)) or (ii) the date of the Director’s death or Disability as defined below. The Director may not make an election under this Section 2(b) after his Separation from Service.

3.	Change of Control. Notwithstanding the provisions of Section2, immediately prior to a Change in Control (as defined in the Esmark Incorporated Incentive Compensation Plan (the “Incentive Compensation Plan”)), the Company will issue to the Director shares of Company Stock equal to the number of his or her Units.

4.

Disability Defined. For purposes of this Agreement, the Director has incurred a “Disability” if the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in his death or can be expected to last for a continuous period of not less than 12 months. The Director will be deemed disabled for this purpose if determined to be totally and permanently disabled by the Social Security Administration or under a disability insurance program that applies the same (or stricter) definition of Disability as provided herein to determine whether the Director is disabled. Otherwise, the Board will in its sole discretion determine whether the Director is disabled for this purpose.

5.	Transfer Restrictions. The Director’s rights to the Units are not subject to sale, assignment, transfer, pledge, hypothecation or encumbrance.

6.	Binding Effect. Subject to the limitations stated above, this Award Agreement will be binding upon and inure to the benefit of the Director’s legatees, distributees, and personal representatives and the successors of the Company.

7.	Change in Capital Structure. The Units are subject to the provisions of Section 16 of the Incentive Compensation Plan.

8.	Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code, and shall be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Director shall be solely liable for the payment thereof.